Exhibit 99.1

Albertsons Companies Announces Filing of Complaint in New York State Court

Safeway Seeks Injunctive Relief and Declaratory Judgment with Respect to Allegations by Certain 2031 Safeway Noteholders

BOISE, Idaho, Nov. 09, 2018  As previously disclosed by Albertsons Companies, Inc. (the “Company” or “Albertsons Companies”), outside counsel to the Company’s wholly-owned subsidiary, Safeway Inc. (“Safeway”), has received letters from a law firm purporting to represent holders of the 7.25% Senior Debentures due February 2031 (the “2031 Safeway Notes”) issued by Safeway, alleging that the incurrence of liens securing the Albertsons/Safeway term loan and asset-based revolving credit facilities violated the indenture governing such notes. Safeway has not received a notice of default.
Consistent with Safeway’s previously disclosed responses, the Company and Safeway believe that the allegations in the letters are without merit. Safeway has filed a complaint in the Supreme Court of the State of New York, County of New York, seeking injunctive relief and a declaratory judgment that the incurrence of liens under the Albertsons/Safeway term loan and asset-based revolving credit facilities do not violate the indenture. Safeway is also seeking to enjoin the trustee under the indenture from declaring a default.
“At all times, Safeway has been and will be in compliance with the indenture governing the Safeway notes,” said Robert B. Dimond, Executive Vice President and Chief Financial Officer of Albertsons Companies.
“Our balance sheet remains strong and we have ample liquidity, including cash on hand, operating cash flow and availability under our asset-based revolving credit facility,” said Mr. Dimond. In the unlikely event that Safeway is found to be in breach of the indenture, the Company believes there are a number of solutions that could be implemented within the cure period provided under the indenture.
In addition, in connection with the Company’s ongoing refinancing transactions, the Company recently completed the syndication of its new $2 billion term loan, which it expects to close on in the next week. As a result of the refinancing transactions, the Company expects to reduce its secured borrowings by approximately $600 million and extend its maturity profile.
Forward Looking Statements
This press release contains certain forward-looking statements. Statements that are not historical facts, including statements regarding the allegations described and the Company’s expectations, perspectives and projected financial performance, are forward looking statements. The words “expect,” “believe,” “estimate,” “intend,” “plan” and similar expressions, when related to the Company and its subsidiaries, indicate forward-looking statements. The forward-looking statements are based on the Company’s current expectations and involve risks and uncertainties, including, but not limited to, risks and uncertainties relating to the outcome of any litigation relating to the issue, the final interpretation of the indenture governing the 2031 Safeway Notes and Safeway’s ability to cure any default deemed to have occurred under the indenture. The Company cautions that actual results could differ materially from the expectations described in the forward-looking statements. The Company also cautions that undue reliance should not be placed on any of the forward-looking statements, which speak only as of the date of this release. The Company undertakes no responsibility to update any of these forward-looking statements to reflect events or circumstances after the date of this report or to reflect actual outcomes.

About Albertsons Companies

Albertsons Companies is one of the largest food and drug retailers in the United States, with both a strong local presence and national scale. We operate stores across 35 states and the District of Columbia under 20 well-known banners including Albertsons, Safeway, Vons, Jewel-Osco, Shaw’s, Acme, Tom Thumb, Randalls, United Supermarkets, Pavilions, Star Market, Haggen and Carrs, as well as meal kit company Plated based in New York City. Albertsons Companies is committed to helping people across the country live better lives by making a meaningful difference, neighborhood by neighborhood. In 2017 alone, along with the Albertsons Companies Foundation, the company gave nearly $300 million in food and financial support. These efforts helped millions of people in the areas of hunger relief, education, cancer research and treatment, programs for people with disabilities and veterans outreach.

Contact
Melissa Plaisance
925-226-5115
melissa.plaisance@albertsons.com